Exhibit 35.2

SERVICER COMPLIANCE STATEMENT

CABELA’S CREDIT CARD MASTER NOTE TRUST

Cabela’s Credit Card Master Note Trust

c/o WFB Funding, LLC

4800 NW 1st Street

Lincoln, Nebraska 68521

Attention: 73001-0150140

In connection with the Annual Report on Form 10-K of Cabela’s Credit Card Master Note Trust, as the issuing entity in respect of the notes, for the fiscal year ending December 31, 2017 (the “Report”), the undersigned, a duly authorized officer of Capital One Services, LLC (“COSL”), as servicer (the “Servicer”), does hereby certify and represent that:

1.	COSL is Servicer under the Subservicing Agreement dated as of March 27, 2018 (the “Agreement”) by and between Capital One Bank (USA), National Association (“COBNA”) and COSL, and performed the duties as Servicer from the effective time of the transfer of servicing responsibilities from World’s Foremost Bank to COBNA on September 25, 2017 through December 31, 2017.

2.	A review of the activities of COSL, as Servicer, during the period that is the subject of the Report and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, COSL, as Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 30th day of March, 2018.

CAPITAL ONE SERVICES, LLC

By:	/s/ Michael Wassmer
Name:	Michael Wassmer
Title:	President, US Card